Prudential Investment Portfolios 2

PGIM Core Short Term Bond Fund

PGIM Core Ultra Short Bond Fund

(collectively referred to as the "Funds")

Supplement dated September 29, 2021 to each Fund's Currently Effective

Statement of Additional Information (SAI)

You should read this Supplement in conjunction with each Fund's SAI and retain it for future reference.

With respect to PGIM Core Short Term Bond Fund, Robert Browne and Ann Vilasuso are added as portfolio managers, effective September 30, 2021.

With respect to PGIM Core Ultra Short Bond Fund, Ann Vilasuso is added as a portfolio manager, effective September 30, 2021.

Effective September 30, 2021, each Fund's SAI is revised as follows:

1.The table in the section of the SAI entitled "Management & Advisory Arrangements - The Fund's Portfolio Managers: Information About Other Accounts Managed" is hereby revised as follows:

PGIM Core Short Term Bond Fund:

Subadviser	Portfolio	Registered Investment	Other Pooled Investment	Other Accounts/
	Managers	Companies/Total Assets*	Vehicles/ Total Assets*	Total Assets*

PGIM Fixed
Income/PGIM	Robert
Limited	Browne	9/$52,931,625,132	2/$471,195,937	33/$10,700,140,036
	Ann Vilasuso	11/$53,697,175,685	2/$471,195,937	37/$11,061,265,350
4/$2,757,924,315
*Information as of August	31, 2021.

PGIM Core Ultra Short Bond Fund:

Subadviser	Portfolio	Registered Investment	Other Pooled Investment	Other Accounts/
	Managers	Companies/Total Assets*	Vehicles/ Total Assets*	Total Assets*

PGIM Fixed
Income/PGIM			2/$471,195,937
Limited	Ann Vilasuso	11/$20,436,128,584	4/$2,757,924,315	37/$11,061,265,350

*Information as of August 31, 2021.

LR1381

2.The section of the SAI entitled "Management & Advisory Arrangements - The Fund's Portfolio Managers: Personal Investments and Financial Interests" is revised by adding the following:

PGIM Core Short Term Bond Fund:

Personal Investments and Financial Interests of the Portfolio Managers

Subadviser	Portfolio	Investments and Other Financial Interests in the Funds and
	Managers	Similar Strategies*

PGIM Fixed Income/PGIM		None**
Limited	Robert Browne
	Ann Vilasuso	None**

*"Investments and Other Financial Interests in the Fund and Similar Strategies" include direct investment in the Fund and investment in all other investment accounts which are managed by the same portfolio manager that utilize investment strategies, investment objectives and mandates that are similar to those of the Fund. "Other financial interests" are interests related to awards under a targeted long-term incentive plan, the value of which is subject to increase or decrease based on the performance of the Fund. "Other Investment Accounts" in similar strategies include other PGIM funds, insurance company separate accounts, and collective and commingled trusts.

The dollar range of each Portfolio Manager's direct investment in the Funds is as follows: Robert Browne: None; Ann Vilasuso: None. **Information as of August 31, 2021.

PGIM Core Ultra Short Bond Fund:

Personal Investments and Financial Interests of the Portfolio Managers

Subadviser	Portfolio	Investments and Other Financial Interests in the Funds and
	Managers	Similar Strategies*

PGIM Fixed Income/PGIM		None**
Limited	Ann Vilasuso

*"Investments and Other Financial Interests in the Fund and Similar Strategies" include direct investment in the Fund and investment in all other investment accounts which are managed by the same portfolio manager that utilize investment strategies, investment objectives and mandates that are similar to those of the Fund. "Other financial interests" are interests related to awards under a targeted long-term incentive plan, the value of which is subject to increase or decrease based on the performance of the Fund. "Other Investment Accounts" in similar strategies include other PGIM funds, insurance company separate accounts, and collective and commingled trusts.

The dollar range for Ann Vilasuso's investment in the Fund is as follows: None. **Information as of August 31, 2021.

LR1381